                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                  Schedule 13G



                   Under the Securities Exchange Act of 1934



                        Pinnacle Oil International, Inc.
                                (Name of Issuer)



                    Common Stock, par value $.001 per share
                         (Title of Class of Securities)



                                  723473-10-4
                                 (CUSIP Number)



                               December 31, 1999
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_] Rule 13d-1(b)
      [_] Rule 13d-1(c)
      [X] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

  CUSIP NO. 723473-10-4                                             Page 2 of 4
===============================================================================

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.               R. Dirk Stinson
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
      Not Applicable

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Canada

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,437,961*

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,437,961*

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0

      * Includes 45,000 shares issuable upon exercise of directors' options

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,437,961*

      * Includes 45,000 shares issuable upon exercise of directors' options

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

CUSIP No. 723473-10-4                                               Page 3 of 4
===============================================================================
Item 1

     (a) Name of Issuer

         Pinnacle Oil International, Inc.

     (b) Address of Issuer's Principal Executive Offices

         Suite 750
         850 7th Avenue S.W.
         Calgary, Alberta, Canada T2P 3G2

Item 2

     (a) Name of Person Filing

         See Row 1 of Cover Sheet

     (b) Address of Principal Business Office or, if none, Residence

         c/o Pinnacle Oil International, Inc.
         Suite 750
         850 7th Avenue S.W.
         Calgary, Alberta, Canada T2P 3G2

     (c) Citizenship

         See Row 4 of Cover Sheet

     (d) Title of Class of Securities

         Common stock, par value $0.001 per share

     (e) CUSIP Number

         723473-10-4

     (f) Filing of statement pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or
         (c)

         Not Applicable

Item 3. Filing pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b):

        Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: See Row 9 of Cover Sheet

     (b)  Percent of class: See Row 11 of Cover Sheet


     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote: See Row 5 of Cover
                Sheet

CUSIP No. 723473-10-4                                               Page 4 of 4
===============================================================================

          (ii) Shared power to vote or to direct the vote: See Row 6 of Cover Sheet

          (iii) Sole power to dispose or to direct the disposition: See Row 7 of Cover Sheet

          (iv) Shared power to dispose or to direct the disposition: See Row 8 of Cover Sheet

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group

         Not Applicable

Item 10. Certification

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       January 24, 2000
                                              ----------------------------------
                                                            Date

                                                     /s/ R. Dirk Stinson
                                              ----------------------------------
                                                        R. Dirk Stinson